SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): April 10, 2015

SINO-GLOBAL SHIPPING AMERICA, LTD.

(Exact name of registrant as specified in its charter)

Virginia	001-34024	11-3588546
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1044 Northern Blvd.,

Roslyn, New York, 11576-1514

(Address of principal executive offices and zip code)

(718) 888-1814

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01       OTHER EVENTS.

On April 13, 2015, Sino-Global Shipping America, Ltd. (the “Company” or “Sino-Global”) issued a press release announcing it entered into an Asset Purchase Agreement dated April 10, 2015 by and between Sino-Global and Rong Yao International Shipping Limited, a Hong Kong company (the “Vessel Seller”), pursuant to which the Company agreed to acquire, subject to a number of closing conditions, the “Rong Zhou,” an 8,818 gross tonnage oil/chemical transportation tanker (the “Vessel”) from the Vessel Seller; and in connection therewith, the Company issued to the Vessel Seller 1.2 million shares of its restricted common stock representing $2,220,000 of the $10.5 million purchase price for the Vessel. Sino-Global and the Vessel Seller agreed that each of the 1.2 million shares issued to the Vessel Seller was valued at $1.85. In connection therewith, the Company agreed to file a registration statement covering the offer and resale of the 1.2 million shares issued to the Vessel Seller. Although the Company believes the acquisition of the Vessel will close on or about June 30, 2015, no assurances can be given when such closing will occur.

The 1.2 million shares issued to the Vessel Seller were issued to such person pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended, pursuant to Regulation S, Rule 506 and/or Section 4(2) of the Securities Act.

Forward Looking Statements

This report includes certain forward-looking statements that are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond Sino-Global's control. Actual events and results may differ materially from those anticipated if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to: our ability to finance and consummate the vessel acquisition; prevailing market conditions; changes in general market, economic, regulatory and/or industry conditions; and other risks referenced from time to time in the Company’s filings with the Securities and Exchange Commission. We undertake no obligation to update or revise for any reason any forward-looking statements made by us on our behalf.

ITEM 9.01       FINANCIAL STATEMENTS AND EXHIBITS.

Exhibits.

99.1 Press release dated April 13, 2015

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SINO-GLOBAL SHIPPING AMERICA, LTD.

By:	/s/ Lei Cao
Lei Cao
Chief Executive Officer

Dated: April 13, 2015